                                                                      Exhibit 99



CONTACT:  Michael S. Piemonte                         FOR IMMEDIATE RELEASE:
          (716) 842-5138                              July 12, 2004

              M&T BANK CORPORATION ANNOUNCES SECOND QUARTER RESULTS

      BUFFALO, NEW YORK -- M&T Bank Corporation ("M&T")(NYSE: MTB) today reported its results of operations for the quarter ended June 30, 2004.

      GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles ("GAAP") for the second quarter of 2004 were $1.53, up 39% from $1.10 in the year-earlier period. GAAP-basis net income in the recent quarter totaled $184 million, 38% higher than $134 million in the second quarter of 2003. GAAP-basis net income for the second quarter of 2004 expressed as an annualized rate of return on average assets and average common stockholders' equity was 1.45% and 13.12%, respectively, up from 1.10% and 10.00%, respectively, in the year-earlier quarter.

      M&T's results for the recently completed quarter reflect the impact of a partial reversal of a valuation allowance for possible impairment of capitalized residential mortgage servicing rights of $22 million. After applicable income tax effect, such reversal added $13 million to net income, or $.11 per diluted share. The reduction of the valuation allowance reflects the increase in the value of capitalized mortgage servicing rights resulting from higher residential mortgage loan interest rates at the recent quarter-end as compared with March 31, 2004. M&T had recognized a provision for impairment of capitalized mortgage servicing rights in the second quarter of 2003 of $18 million that after applicable income tax effect reduced that quarter's net income by $11 million, or $.09 per diluted share. The 2003 impairment charge reflected the impact of


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M&T BANK CORPORATION

declining interest rates during last year's second quarter on the value of capitalized mortgage servicing rights.

      M&T's results for 2003's second quarter also reflect merger-related expenses incurred in connection with the April 1, 2003 acquisition of Allfirst Financial Inc. ("Allfirst"). Such expenses totaled $22 million, after applicable tax effect, or $.17 per diluted share, and represented costs for professional services, travel, and other expenses associated with the acquisition and the related integration of data processing and other operating systems and functions. There were no similar expenses in the second quarter of 2004.

      For the six months ended June 30, 2004, GAAP-basis diluted earnings per share increased 23% to $2.83 from $2.30 in the similar 2003 period. On the same basis, net income for the first half of 2004 totaled $344 million, 37% higher than $251 million in the year-earlier period. Merger-related expenses incurred during the first two quarters of 2003 associated with the acquisition of Allfirst were $25 million, after applicable tax effect, or $.23 per diluted share. There were no merger-related expenses in the first six months of 2004. GAAP-basis net income for the six-month period ended June 30, 2004 expressed as an annualized rate of return on average assets and average common stockholders' equity was 1.37% and 12.15%, respectively, compared with 1.23% and 11.67%, respectively, in the corresponding 2003 period.

      Supplemental Reporting of Non-GAAP Results of Operations. Since 1998, M&T has consistently provided supplemental reporting of its results on a "net operating" or "tangible" basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net

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M&T BANK CORPORATION

of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be "nonoperating" in nature. Although "net operating income" as defined by M&T is not a GAAP measure, M&T's management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $12 million ($.10 per diluted share) in the recent quarter, compared with $14 million ($.11 per diluted share) in the year-earlier quarter. Similar after tax effect amortization charges for the six months ended June 30, 2004 and 2003 were $25 million ($.20 per diluted share) and $21 million ($.20 per diluted share), respectively.

      Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $1.63 in the second quarter of 2004, 18% higher than $1.38 in the corresponding quarter of 2003. Net operating income during the recent quarter was $196 million, up 16% from $169 million in the year-earlier quarter. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders' equity, net operating income was 1.64% and 30.12%, respectively, in 2004's second quarter, improved from 1.48% and 29.89% in the second quarter of 2003.

      For the six-month period ended June 30, 2004, diluted net operating earnings per share were $3.03, up 11% from $2.73 in the corresponding 2003 period. Net operating income for the first half of 2004 rose 24% to $369 million from $297 million in the corresponding 2003 period. For the first six months of 2004, net operating income expressed as an annualized rate of return on

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M&T BANK CORPORATION

average tangible assets and average tangible equity was 1.56% and 27.95%, respectively, compared with 1.54% and 27.39% in the similar 2003 period.

      Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

                                                 Three months ended                     Six months ended
                                                      June 30                                 June 30
                                            2004                 2003                2004                2003
                                         -----------          -----------         -----------         -----------
                                                              (in thousands, except per share)

Diluted earnings per share               $      1.53                 1.10                2.83                2.30
Amortization of core deposit
 and other intangible assets(1)                  .10                  .11                 .20                 .20
Merger-related expenses(1)                        --                  .17                  --                 .23
                                         -----------          -----------         -----------         -----------

Diluted net operating earnings
 per share                               $      1.63                 1.38                3.03                2.73
                                         ===========          ===========         ===========         ===========


Net income                               $   184,385              134,040             343,875             250,578
Amortization of core deposit
 and other intangible assets(1)               11,773               13,883              24,706              20,977
Merger-related expenses(1)                        --               21,513                  --              25,112
                                         -----------          -----------         -----------         -----------

Net operating income                     $   196,158              169,436             368,581             296,667
                                         ===========          ===========         ===========         ===========

(1) After any related tax effect


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M&T BANK CORPORATION

      Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

                                      Three months ended                    Six months ended
                                           June 30                             June 30
                                   2004              2003               2004              2003
                                 --------           -------           -------           -------
                                                          (in millions)

Average assets                   $ 51,251            49,010            50,583            41,062
Goodwill                           (2,904)           (2,893)           (2,904)           (2,000)
Core deposit and other
  intangible assets                  (210)             (295)             (220)             (204)
Deferred taxes                         --                --                --                --
                                 --------           -------           -------           -------
Average tangible assets          $ 48,137            45,822            47,459            38,858
                                 ========           =======           =======           =======


Average equity                   $  5,654             5,377             5,693             4,328
Goodwill                           (2,904)           (2,893)           (2,904)           (2,000)
Core deposit and other
  intangible assets                  (210)             (295)             (220)             (204)
Deferred taxes                         79                85                83                61
                                 --------           -------           -------           -------
Average tangible equity          $  2,619             2,274             2,652             2,185
                                 ========           =======           =======           =======

      Taxable-equivalent Net Interest Income. As a result of growth in average earning assets, taxable-equivalent net interest income increased to $438 million in the second quarter of 2004 from $435 million in the year-earlier quarter. Average earning assets totaled $44.9 billion in the recent quarter, compared with $42.4 billion in the second quarter of 2003. Largely offsetting the favorable impact of higher earning assets was a narrowing of M&T's net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, to 3.92% in 2004's second quarter from 4.12% in the year-earlier period. The primary factor for such decline was a lower interest rate environment which resulted in the yields on earning assets decreasing more than the rates paid on interest-bearing liabilities.


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M&T BANK CORPORATION

      Provision for Credit Losses/Asset Quality. The provision for credit losses totaled $30 million in the second quarter of 2004, compared with $36 million a year earlier. Net charge-offs of loans during the recent quarter were $21 million, compared with $23 million in the year-earlier period. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .23% in 2004's second quarter, compared with .26% in the corresponding 2003 period. Loans classified as nonperforming totaled $190 million, or .51% of total loans at June 30, 2004, down significantly from $319 million or .86% at June 30, 2003. The substantial decrease in nonperforming loans at the recent quarter-end as compared with a year earlier was largely the result of several large commercial loans that are no longer in M&T's loan portfolio due to a combination of sales, payoffs or charge-offs, including a net reduction of nonperforming loans associated with the former Allfirst franchise totaling $78 million. Loans past due 90 days or more and accruing interest were $135 million at the recent quarter-end, compared with $170 million a year earlier. Included in these loans at June 30, 2004 and 2003 were $112 million and $136 million, respectively, of loans guaranteed by government-related entities. Nonperforming loans and loans past due 90 days or more and accruing interest included loans obtained in the Allfirst transaction of $31 million and $19 million, respectively, at June 30, 2004 and $109 million and $33 million, respectively, at June 30, 2003. Assets taken in foreclosure of defaulted loans were $19 million at June 30, 2004, compared with $23 million a year earlier.

      Allowance for Credit Losses. The allowance for credit losses totaled $625 million, or 1.66% of total loans, at June 30, 2004, compared with $604 million, or 1.63%, a year earlier. The ratio of


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M&T BANK CORPORATION

M&T's allowance for credit losses to nonperforming loans was 328% and 189% at June 30, 2004 and 2003, respectively.

      Noninterest Income and Expense. Noninterest income in the recent quarter totaled $232 million, compared with $233 million in the year-earlier quarter. Increases in deposit account service charges, letter of credit and other credit-related fees, and other revenues were offset by a $14 million decline in mortgage banking revenues. Such decline reflected lower loan origination and sales volumes and the impact of adopting recently issued accounting guidance provided by the Securities and Exchange Commission ("SEC") in SEC Staff Accounting Bulletin ("SAB") No. 105, "Application of Accounting Principles to Loan Commitments." SAB No. 105 addresses the accounting for loans held for sale and loan commitments accounted for as derivative instruments. M&T adopted the SEC guidance effective April 1, 2004 and although such adoption had no economic impact on M&T, it resulted in a $6 million accounting deferral of mortgage banking revenues from the second quarter to the third quarter of 2004. This accounting deferral reflects a delay in the timing of revenue recognition for servicing and certain other cash flows associated with the underlying loans to the time of loan sale. Neither the amount or timing of receipt of such cash flows nor the economic value of the loans and commitments have changed as a result of this accounting guidance.

      Noninterest expense in the second quarter of 2004 totaled $357 million, 17% lower than $431 million in 2003's second quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $19 million in 2004 and $23 million in 2003, and merger-related expenses of $33 million in 2003. There were no merger-related expenses in 2004. Exclusive of these nonoperating expenses, noninterest operating expenses were $338 million in the


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M&T BANK CORPORATION

recent quarter, down from $375 million in the second quarter of 2003. The most significant contributor to the lower nonoperating expenses in 2004 was the $22 million partial reversal of the valuation allowance for the impairment of capitalized mortgage servicing rights recorded during the recently completed quarter. As already noted, the partial reversal of the valuation allowance reflects the increase in the value of capitalized mortgage servicing rights resulting from higher residential mortgage loan interest rates at June 30, 2004 as compared with a quarter earlier. An $18 million provision for the impairment of capitalized mortgage servicing rights was recorded during the second quarter of 2003, largely the result of the low interest rate environment that existed at the end of that quarter. Capitalized residential mortgage servicing rights, net of impairment valuation allowance, are included in "other assets" in M&T's consolidated balance sheet and totaled $140 million and $92 million at June 30, 2004 and 2003, respectively.

      The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from sales of bank investment securities), measures the relationship of operating expenses to revenues. M&T's efficiency ratio was 50.4% in the second quarter of 2004, improved from 56.2% in the year-earlier period.

      Commenting on M&T's financial performance during the recent quarter, Michael P. Pinto, Executive Vice President and Chief Financial Officer, said, "M&T's second quarter results reflect continued strong credit quality. During the period, several large nonperforming commercial credits were worked out, resulting in a significant reduction in M&T's nonperforming loans. We continue

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M&T BANK CORPORATION

to be encouraged by growth in our loan portfolios. Furthermore, although residential mortgage banking revenues decreased significantly from 2003's second quarter, the expected reversal of $22 million of the valuation allowance for the impairment of capitalized mortgage servicing rights more than offset that decline." Looking forward to the remainder of 2004, Mr. Pinto commented, "Subject to the impact of future economic and political conditions, at this time we expect that M&T's full-year GAAP-basis diluted earnings per share for 2004 will be consistent with our previously announced estimate."

      Balance Sheet. M&T had total assets of $52.1 billion at June 30, 2004, up from $50.4 billion at June 30, 2003. Loans and leases, net of unearned discount, aggregated $37.5 billion at the recent quarter-end, compared with $37.0 billion a year earlier. Deposits were $35.0 billion at June 30, 2004, up from $32.5 billion at June 30, 2003. Total stockholders' equity was $5.7 billion at June 30, 2004, representing 10.86% of total assets, compared with $5.4 billion or 10.78% a year earlier. Common stockholders' equity per share was $48.21 and $45.46 at June 30, 2004 and 2003, respectively. Tangible equity per common share was $22.40 at June 30, 2004, compared with $19.47 at June 30, 2003. In the calculation of tangible equity per common share, stockholders' equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.0 billion and $3.1 billion at June 30, 2004 and 2003, respectively.

      In February 2004, M&T announced that it had been authorized by its Board of Directors to purchase up to 5,000,000 shares of its common stock. During the recent quarter, 1,848,900 shares of common stock were repurchased by M&T pursuant to such plan at an average

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M&T BANK CORPORATION

cost per share of $87.19. During the first half of 2004, M&T had repurchased 3,616,800 shares of its common stock at an average cost of $89.41 per share, including 1,367,900 shares repurchased under a November 2001 authorization that was completed during 2004's initial quarter.

      Conference Call. Investors will have an opportunity to listen to M&T's conference call to discuss second quarter financial results at 9:00 a.m. Eastern Daylight Saving Time today, July 12, 2004. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. The conference call will be webcast live on M&T's website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until July 13, 2004 by calling 877-519-4471, code 4889769 and 973-341-3080 for international participants. The event will also be archived and available by noon today on M&T's website at http://ir.mandtbank.com/conference.cfm.


      Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T's business, management's beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

      Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; credit losses; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number

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M&T BANK CORPORATION

of stock options to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively; regulatory supervision and oversight, including required capital levels; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes, including environmental regulations; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries' future businesses; and material differences in the actual financial results of merger and acquisition activities compared with M&T's initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

      These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, including interest rate and currency exchange rate fluctuations, and other Future Factors.


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M&T BANK CORPORATION
Financial Highlights

                                                      Three months ended                        Six months ended
                                                            June 30                                 June 30
Amounts in thousands,                              ----------------------                   ----------------------
 except per share                                     2004          2003       Change         2004          2003       Change
                                                   ---------     --------      ------       ---------     --------     ------
Performance
-----------
Net income                                         $ 184,385      134,040        38%        $ 343,875      250,578      37%

Per common share:
  Basic earnings                                   $    1.56         1.12        39%        $    2.89         2.36      22%
  Diluted earnings                                      1.53         1.10        39              2.83         2.30      23
  Cash dividends                                   $     .40          .30        33         $     .80          .60      33

Common shares outstanding:
  Average - diluted (1)                              120,655      122,366        -1%          121,486      108,789      12%
  Period end (2)                                     117,324      119,519        -2           117,324      119,519      -2

Return on (annualized):
  Average total assets                                  1.45%        1.10%                       1.37%        1.23%
  Average common stockholders' equity                  13.12%       10.00%                      12.15%       11.67%

Taxable-equivalent net interest income             $ 438,285      435,198         1%        $ 861,818      754,788      14%

Yield on average earning assets                         5.06%        5.50%                       5.08%        5.68%
Cost of interest-bearing liabilities                    1.39%        1.65%                       1.41%        1.75%
Net interest spread                                     3.67%        3.85%                       3.67%        3.93%
Contribution of interest-free funds                      .25%         .27%                        .25%         .27%
Net interest margin                                     3.92%        4.12%                       3.92%        4.20%

Net charge-offs to average total
  net loans (annualized)                                 .23%         .26%                        .22%         .31%

Net operating results (3)
---------------------
Net operating income                               $ 196,158      169,436        16%          368,581      296,667      24%
Diluted net operating earnings per common share         1.63         1.38        18              3.03         2.73      11
Return on (annualized):
  Average tangible assets                               1.64%        1.48%                       1.56%        1.54%
  Average tangible common equity                       30.12%       29.89%                      27.95%       27.39%
Efficiency ratio                                       50.39%       56.20%                      53.55%       53.62%


                                                          At June 30            Change
                                                   -----------------------      ------
Loan quality                                         2004          2003
------------                                       ---------     --------
Nonaccrual loans                                   $ 181,974      311,881        -42%
Renegotiated loans                                     8,163        6,985         17
                                                   ---------      -------
  Total nonperforming loans                        $ 190,137      318,866        -40%
                                                   =========      =======

Accruing loans past due 90 days or more            $ 134,757      169,753        -21%

Nonperforming loans to total net loans                   .51%         .86%
Allowance for credit losses to total net loans          1.66%        1.63%

-------------------
(1)   Includes common stock equivalents.

(2)   Includes common stock issuable under deferred compensation plans.

(3) Excludes merger-related expenses and amortization and balances related to goodwill and core deposit and other intangible assets which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.

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13-13-13-13-13

M&T BANK CORPORATION
Condensed Consolidated Statement of Income

                                                         Three months ended                      Six months ended
                                                               June 30                               June 30
                                                     -------------------------             -----------------------------
Dollars in thousands                                   2004             2003     Change       2004               2003       Change
                                                     --------          -------   ------    ----------          ---------    ------
Interest income                                      $560,601          576,396     -3%     $1,106,733          1,011,955       9%
Interest expense                                      126,805          145,506    -13         253,634            265,098      -4
                                                     --------          -------             ----------          ---------
Net interest income                                   433,796          430,890      1         853,099            746,857      14

Provision for credit losses                            30,000           36,000    -17          50,000             69,000     -28
                                                     --------          -------             ----------          ---------
Net interest income after
   provision for credit losses                        403,796          394,890      2         803,099            677,857      18

Other income

     Mortgage banking revenues                         30,134           43,915    -31          58,392             78,379     -26
     Service charges on deposit accounts               91,104           85,882      6         179,429            129,231      39
     Trust income                                      34,576           33,640      3          68,162             47,839      42
     Brokerage services income                         13,245           14,361     -8          27,098             24,409      11
     Trading account and foreign exchange gains         3,844            5,689    -32           8,967              6,330      42
     Gain on sales of bank investment securities           --              250     --           2,512                483      --
     Other revenues from operations                    59,431           49,160     21         115,925             79,073      47
                                                     --------          -------             ----------          ---------
          Total other income                          232,334          232,897     --         460,485            365,744      26

Other expense

     Salaries and employee benefits                   202,647          205,481     -1         403,397            329,555      22
     Equipment and net occupancy                       44,811           47,896     -6          92,183             75,047      23
     Printing, postage and supplies                     8,494           10,926    -22          18,386             17,939       2
     Amortization of core deposit and other
        intangible assets                              19,250           22,671    -15          40,398             34,269      18
     Other costs of operations                         82,005          144,173    -43         192,810            216,615     -11
                                                     --------          -------             ----------          ---------
          Total other expense                         357,207          431,147    -17         747,174            673,425      11

Income before income taxes                            278,923          196,640     42         516,410            370,176      40

Applicable income taxes                                94,538           62,600     51         172,535            119,598      44
                                                     --------          -------             ----------          ---------
Net income                                           $184,385          134,040     38%     $  343,875            250,578      37%
                                                     ========          =======             ==========          =========

Summary of merger-related expenses included above:

     Salaries and employee benefits                  $     --            3,553             $       --              3,838
     Equipment and net occupancy                           --              800                     --                896
     Printing, postage and supplies                        --            2,319                     --              2,361
     Other costs of operations                             --           26,486                     --             31,508
                                                     --------          -------             ----------           --------
          Total merger-related expenses              $     --           33,158             $       --             38,603
                                                     ========          =======             ==========           ========


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M&T BANK CORPORATION
Condensed Consolidated Balance Sheet

                                                                  June 30
                                                       -------------------------------
Dollars in thousands                                      2004                2003            Change
                                                       -----------         -----------        ------
ASSETS

Cash and due from banks                                $ 1,697,173           2,565,621          -34%

Money-market assets                                        167,817             288,929          -42

Investment securities                                    8,161,040           5,945,533           37

Loans and leases, net of unearned discount              37,522,401          37,001,556            1
  Less: allowance for credit losses                        624,516             603,501            3
                                                       -----------         -----------
  Net loans and leases                                  36,897,885          36,398,055            1

Goodwill                                                 2,904,081           2,904,081           --

Core deposit and other intangible assets                   200,433             283,936          -29

Other assets                                             2,066,029           2,012,973            3
                                                       -----------         -----------
  Total assets                                         $52,094,458          50,399,128            3%
                                                       ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Noninterest-bearing deposits at U.S. offices           $ 8,204,704           8,764,640          -6%

Other deposits at U.S. offices                          23,030,317          22,364,719            3

Deposits at foreign office                               3,718,490           1,409,414          164
                                                       -----------         -----------
  Total deposits                                        34,953,511          32,538,773            7

Short-term borrowings                                    4,862,362           4,631,346            5

Accrued interest and other liabilities                     794,719           1,036,791          -23

Long-term borrowings                                     5,827,180           6,758,781          -14
                                                       -----------         -----------
  Total liabilities                                     46,437,772          44,965,691            3

Stockholders' equity (1)                                 5,656,686           5,433,437            4
                                                       -----------         -----------
  Total liabilities and stockholders' equity           $52,094,458          50,399,128            3%
                                                       ===========         ===========


(1) Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $15.7 million at June 30, 2004 and accumulated other comprehensive income, net of applicable income tax effect, of $52.4 million at June 30, 2003.

                                     -more-

15-15-15-15-15

M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet and Annualized Taxable-equivalent Rates

                                             Three months ended                              Six months ended
                                                    June 30                                       June 30
                                       --------------------------------                -------------------------------
Dollars in millions                          2004             2003                          2004             2003
                                       ---------------   --------------    Change in   --------------   --------------    Change in
                                        Balance   Rate   Balance   Rate     balance    Balance   Rate   Balance   Rate     balance
                                       --------   ----   -------   ----    ---------   -------   ----   -------   ----    ---------
ASSETS

Money-market assets                    $     76    .74%      100   1.21%      -24%          81    .87%      337   1.27%     -76%

Investment securities                     7,943   4.16     5,654   4.41        40        7,729   4.13     4,652   4.80       66

Loans and leases, net of unearned
 discount
  Commercial, financial, etc              9,464   4.30     9,985   4.34        -5        9,282   4.19     7,675   4.43       21
  Real estate - commercial.              12,962   5.60    12,059   6.14         7       12,742   5.65    10,880   6.33       17
  Real estate - consumer                  3,218   5.89     3,853   6.18       -16        3,151   5.92     3,519   6.31      -10
  Consumer                               11,260   5.46    10,735   6.19         5       11,199   5.56     9,167   6.23       22
                                         ------           ------                        ------           ------
     Total loans and leases, net         36,904   5.26    36,632   5.67         1       36,374   5.29    31,241   5.86       16
                                         ------           ------                        ------           ------

  Total earning assets                   44,923   5.06    42,386   5.50         6       44,184   5.08    36,230   5.68       22

Goodwill                                  2,904            2,893                -        2,904            2,000              45

Core deposit and other intangible
 assets                                     210              295              -29          220              204               8

Other assets                              3,214            3,436               -6        3,275            2,628              25
                                         ------           ------                        ------           ------
  Total assets                         $ 51,251           49,010                5%    $ 50,583           41,062              23%
                                         ======           ======                        ======           ======

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing deposits

  NOW accounts                         $    368    .30       903    .40       -59%         741    .35       846    .38      -12%
  Savings deposits                       15,667    .57    14,428    .79         9       15,211    .59    12,039    .86       26
  Time deposits                           6,842   2.13     7,489   2.40        -9        6,717   2.17     6,687   2.50        -
  Deposits at foreign office              2,829    .99       996   1.16       184        2,831    .98     1,024   1.18      176
                                         ------           ------                        ------           ------
     Total interest-bearing deposits     25,706   1.03    23,816   1.30         8       25,500   1.05    20,596   1.39       24
                                         ------           ------                        ------           ------

Short-term borrowings                     5,141   1.02     4,789   1.22         7        4,956   1.02     4,143   1.25       20
Long-term borrowings                      5,869   3.30     6,698   3.22       -12        5,717   3.37     5,774   3.41       -1

Total interest-bearing liabilities       36,716   1.39    35,303   1.65         4       36,173   1.41    30,513   1.75       19

Noninterest-bearing deposits              7,996            7,373                8        7,780            5,565              40

Other liabilities                           885              957               -8          937              656              43
                                         ------           ------                        ------           ------

  Total liabilities                      45,597           43,633                5       44,890           36,734              22

Stockholders' equity                      5,654            5,377                5        5,693            4,328              32
                                         ------           ------                        ------           ------

  Total liabilities and stockholders'
   equity                              $ 51,251           49,010                5%    $ 50,583           41,062              23%
                                         ======           ======                        ======           ======

Net interest spread                               3.67             3.85                          3.67             3.93
Contribution of interest-free funds.               .25              .27                           .25              .27
Net interest margin                               3.92%            4.12%                         3.92%            4.20%


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